                                                                      Exhibit 12

             PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
              Computation of Ratio of Earnings to Fixed Charges
             For Fiscal Years Ended October 31, 1990 through 1994
                    and Twelve Months Ended July 31, 1995
                     (in thousands except ratio amounts)
            -----------------------------------------------------

                                           July 31,
                                             1995          1994          1993         1992          1991         1990
                                           --------        ----          ----         ----          ----         ----
Earnings:
  Net income from
    continuing operations                   $37,448       $35,506      $37,534       $35,310      $20,552       $25,733
  Income taxes                               23,601        21,407       23,427        21,259       11,408        14,859
  Fixed charges                              34,534        29,736       26,715        26,246       26,823        25,739
                                            -------       -------      -------       -------      -------       -------
    Total Adjusted Earnings                 $95,583       $86,649      $87,676       $82,815      $58,783       $66,331
                                            =======       =======      =======       =======      =======       =======

Fixed Charges:
  Interest                                  $32,331       $27,671      $24,870       $24,570      $25,253       $24,271
  Amortization of debt
    expense                                     336           334          192           180          259           164
  One-third of rental expense                 1,867         1,731        1,653         1,496        1,311         1,304
                                            -------       -------      -------       -------      -------       -------
    Total Fixed Charges                     $34,534       $29,736      $26,715       $26,246      $26,823       $25,739
                                            =======       =======      =======       =======      =======       =======

Ratio of Earnings to Fixed
  Charges                                      2.77          2.91         3.28          3.16        2.19           2.58
                                            =======       =======      =======       =======      ======        =======





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